Exhibit 3.1

COMMONWEALTH REIT

ARTICLES SUPPLEMENTARY

Commonwealth REIT, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             Pursuant to Section 3-802(d) of the Maryland General Corporation Law (“MGCL”), as applicable to Maryland real estate investment trusts, by resolution of its board of trustees (the “Board of Trustees”) duly adopted at a meeting duly held and convened on April12, 2013, at which a quorum of the Board of Trustees was present and acting throughout, the Board of Trustees elected for the Trust to be subject to Section 3-803 of the MGCL.  Consistent with such election, the Board of Trustees is hereby divided into three (3) classes:  Class I serving until the 2013 annual meeting of shareholders, Class II serving until the 2014 annual meeting of shareholders; and Class III serving until the 2015 annual meeting of shareholders, the current trustees on the Board of Trustees (each, a “Trustee”) will be divided as follows: Class I shall be Joseph L. Morea, Class II shall be Barry M. Portnoy and Frederick N. Zeytoonjian, and Class III shall be Adam D. Portnoy and William A. Lamkin, and that, pursuant to Section 3-803 of the MGCL and Section 8-205 of the Maryland REIT Law, notwithstanding any provision to the contrary in the Trust’s Declaration of Trust or Bylaws, no Trustee may be removed without cause.

SECOND:        The undersigned President of the Trust acknowledges these Articles Supplementary to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President of the Trust acknowledges that, to the best of that President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12 day of April, 2013.

ATTEST:	COMMONWEALTH REIT

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, President